UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 11, 2008 (April 8, 2008)

Electroglas, Inc
(Exact name of registrant as specified in its charter)

Delaware	000-21626	77-0336101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5729 Fontanoso Way, San Jose, California	95138
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (408) 528-3000

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 8, 2008, it received a notice from The Nasdaq Stock Market advising that based on the Staff's review of the Company's Quarterly Report on Form 10-Q for the period ended March 1, 2008, the Company's stockholders' equity was $9,217,000. As a result, the Company no longer complies with the $10 million stockholders' equity requirement for continued listing on The Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3). This notification has no effect on the listing of Electroglas common stock at this time. The Staff is reviewing the Company's eligibility for continued listing on The Nasdaq Global Market and has invited the Company to make a submission evidencing its ability to achieve and sustain compliance with all Nasdaq Global Market listing requirements, including the minimum stockholders' equity standard. The Company intends to make the requested submission. In addition, the Company will continue its efforts to maintain and enhance positive cash flow, decrease expenses and operating cash usage and transition the manufacturing of its probers from its facilities in Singapore to Flextronics.

The information in this item of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits

99.1     Press Release of Electroglas, Inc. dated April 11, 2008

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Electroglas, Inc (Registrant)
April 11, 2008 (Date)	/s/ THOMAS E. BRUNTON Thomas E. Brunton Chief Financial Officer